Exhibit 10.6.4

PROGRAM SERVICES AGREEMENT

Between

ING Life Insurance and Annuity Company

and

ABA Retirement Funds

Purchase Order No. 5

This is Purchase Order No. 5 to the Program Services Agreement between ING Life Insurance and Annuity Company and ABA Retirement Funds (“ABA RF”) effective May 1, 2009 (the “Agreement”).

I.	Describe the Current Service Being Changed (If unrelated to any existing service, do not complete):

A.	This Purchase Order specifically addresses the conversion of all Self-Managed Brokerage Account (SMBA) assets in the ABA RF Program (the “Program”) from State Street Global Markets (SSGM) to TD Ameritrade.

II.	Describe the Reason for Making the Change:

The ABA RF has chosen TD Ameritrade (“TDA”) to replace SSGM as the new brokerage provider for the ABA RF Program with an anticipated effective date on or about August 26, 2011.

III.	The Proposed Change:

A.	Add new Roth Account functionality to the generic ING/TDA file transmission. Add functionality to the existing generic ING/TDA daily file transmission that will enable liquid cash to be available trade date plus one (T+1). Delete old (SSGM) data fields and initialize new data fields (TDA) for participant and plan records.

B.	Development of business and functional design documents that highlight any areas requiring development based upon the findings from the project meeting sessions.

C.	Anticipated areas of development are IPS recordkeeping system, Voice Response Unit, Pweb (participant website) and all reports and forms provided to participants and sponsors reflecting SMBA.

D.	Attendance and preparation for project meetings (external) sessions from April 2011 through August 2011 for IPS Implementation Services and IT project personnel not otherwise part of the ABA RF Program Services Unit required by the Agreement (see Section VII for additional staffing details). Meetings consist of reviewing ING Best Practices, tracking requirements and Action Items Log.

IV.	Why the Change is Outside the Scope of the Current Agreement (or the Statement of Work):

A.	New Functionality: To deliver the same level of service that SMBA participants receive today with SSGM, the functionality for T+1 cash availability and Roth accounts needs to be developed on the TDA interface.

B.	Data Transfer: Multiple participant and plan level data fields specific to SSGM need to be deleted or moved to new fields. New data fields unique to TDA need to be initialized and populated.

Fee Schedule Changes (Including implementation costs and hourly rates, if applicable):

One-time project costs, as described herein, not to exceed $35,000

V.	Implementation Plan and Timetable:

The anticipated date of the conversion to TDA is on or about August 26, 2011.

VI.	Staffing For the Implementation and Ongoing Services:

There will be no additions to ongoing staffing levels. The project will be staffed with appropriate Implementation Services (project) Team personnel and IT personnel necessary to complete the changes outlined in Section III.

Please see Attachment A which summarizes the project resources broken out by job type with total estimated project hours for each role. The resources are separated by project resources, for which the fee applies, and dedicated Program Services Unit resources, for which there is no additional cost.

VII.	ABA RF Oversight:

ABA RF Staff will be invited to participate in regularly scheduled project meetings to monitor the progress of the project. At the completion of the project an accounting of the total hours spent will be provided.

VIII.	Miscellaneous:

Except as otherwise specifically provided herein, all other terms and conditions of the Agreement remain unchanged. All terms and conditions of this Purchase Order constitute an integral part of the Agreement following execution of the Purchase Order and are subject to all of the terms and conditions of the Agreement.

ING will refund to the Program an amount to be determined in good faith if during the term of the Agreement any other ING client uses the Roth Account functionality, substantially as described in this Purchase Order. ING will make representations annually at December 31 that no other client is using this functionality built and paid for by the Program. If the amount paid by the Program pursuant to Section IV is less than $35,000, the amount to be refunded pursuant to this Section shall be proportionately reduced.

IN WITNESS WHEREOF, each of the parties hereto have had this Purchase Order executed by its duly authorized representative evidencing that party’s agreement to the terms and conditions contained herein, effective June 28, 2011.

ABA RETIREMENT FUNDS		ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Marvin E. Aspen	By:	/s/ Beth Halberstadt

Name:	Marvin E. Aspen	Name:	Beth Halberstadt

Title:	President	Title:	Sr. Vice President

Date:	June 28, 2011	Date:	June 28, 2011